NEWS RELEASE


             DIME COMMUNITY BANCSHARES, INC. COMPLETES ACQUISITION
                           OF FINANCIAL BANCORP, INC.



Brooklyn, NY, January 21, 1999. Dime Community Bancshares, Inc. ("DCB") (NASDAQ: DCOM), the holding company for The Dime Savings Bank of Williamsburgh (the "Bank"), announced today the successful completion of its acquisition of Financial Bancorp, Inc. (Nasdaq: FIBC) ("FIBC") and the merger of FIBC's wholly-owned subsidiary, Financial Federal Savings Bank, ("Financial Federal") with and into the Bank. According to the terms of the merger agreement and as a result of the recently completed election procedures, each FIBC stockholder who submitted a valid election for cash will receive $39.14 in cash per share of FIBC common stock, and each FIBC stockholder who submitted a valid election for DCB common stock will receive 1.8282 shares of DCB common stock per share of FIBC common stock, plus cash in lieu of any fractional shares. The remaining shares of FIBC common stock for which a valid election was not submitted have been converted into the right to a combination of DCB stock and cash on a pro rata basis such that the aggregate cash consideration is 51.73% of the total consideration and the aggregate DCB common stock consideration is 48.27% of the total consideration, except that all stockholders of FIBC who own less than 50 shares of FIBC common stock will receive cash.

The acquisition will be accounted for as a purchase and will be immediately accretive to cash earnings and accretive to reported earnings during DCB's fiscal year ended June 30, 2000.

Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer of DCB stated , "We are very pleased to welcome the former customers and stockholders of FIBC and Financial Federal to our company. We are confident that this transaction will enhance shareholder value and provide long-term benefits for our customers and the communities we serve."

As a result of the acquisition, DCB will have assets in excess of $2.0 billion, deposits of approximately $1.3 billion and will operate nineteen banking offices located in the New York City boroughs of Brooklyn, Queens and the Bronx, and Nassau County.

Dime Community Bancshares, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and eighteen additional offices in the boroughs of Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on the Company's Internet website at WWW.DIMEWILL.COM.

Contact:  Kenneth A. Ceonzo - FIRST VICE PRESIDENT AND DIRECTOR OF INVESTOR
                               RELATIONS
(718) 782-6200 extension 279
                                     {end}